Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces December Quarter and Full Year 2020 Financial Results

December quarter 2020 GAAP pre-tax loss of $1.1 billion and loss per share of $1.19 on total revenue of $4.0 billion

December quarter 2020 adjusted pre-tax loss of $2.1 billion and adjusted loss per share of $2.53 on adjusted operating revenue of $3.5 billion

Full year 2020 GAAP pre-tax loss of $15.6 billion and loss per share of $19.49 on total revenue of $17.1 billion

Full year 2020 adjusted pre-tax loss of $9.0 billion and adjusted loss per share of $10.76 on adjusted operating revenue of $15.9 billion

Delta ended 2020 with $16.7 billion in liquidity

ATLANTA, Jan. 14, 2021 – Delta Air Lines (NYSE:DAL) today reported financial results for the December quarter and full year 2020 and provided its outlook for the March quarter 2021. Highlights of the December quarter and full year 2020 results, including both GAAP and adjusted metrics, are on page five and are incorporated here.

“Our December quarter results capped the toughest year in Delta’s history. I want to thank the Delta people who have risen to the occasion, focusing on delivering results for all of our stakeholders by putting our customers at the center of our recovery,” said Ed Bastian, Delta’s chief executive officer. “While our challenges continue in 2021, I am optimistic this will be a year of recovery and a turning point that results in an even stronger Delta returning to revenue growth, profitability and free cash generation.”

December Quarter Financial Results

•	Adjusted pre-tax loss of $2.1 billion excludes nearly $1 billion of items directly related to the impact of, and our response to, COVID-19, including charges associated with employee pay and benefit changes, which were offset by the benefit of the CARES Act payroll support program (PSP) grant recognized in the quarter
•	Adjusted operating revenue of $3.5 billion declined 69 percent on 62 percent lower sellable capacity (see Note A) versus the prior year period
•	Total operating expense, which includes $930 million of items described above, decreased $5.2 billion over prior year period. Adjusted for those items and third-party refinery sales, total operating expense decreased $4.6 billion or 47 percent in the December quarter compared to the prior year period, driven by lower capacity- and revenue-related expenses and strong cost management across the business
•	During the December quarter cash burn (see Note B) averaged $12 million per day, marking an approximate 90 percent reduction in cash burn since late March
•	At the end of 2020, the company had $16.7 billion in liquidity, including cash and cash equivalents, short-term investments and undrawn revolving credit facilities

1

Full Year 2020 Financial Results

•	Adjusted pre-tax loss of $9.0 billion excludes a net of $6.6 billion of items primarily related to the impact of, and our response to, COVID-19
•	Adjusted operating revenue of $15.9 billion declined 66 percent on 61 percent lower sellable capacity versus the prior year
•	Total operating expense, which includes $4.3 billion of COVID- related and other items, decreased $10.8 billion over prior year. Adjusted for those items and third-party refinery sales, total operating expense decreased $16.0 billion or 40 percent in 2020 compared to the prior year

March Quarter 2021 Outlook

1Q21 Forecast
Scheduled Capacity [1]	Down ~35%
Sellable Capacity [1]	Down ~55%
Total Revenue [1,2]	Down 60% - 65%
Total Operating Expense [1,2]	Down 35% - 40%
Consolidated CASM [1,2]	Down 5% - 10%
Capital Expenditures	~$350 million
Average Daily Cash Burn [2]	$10-15 million
Liquidity [3]	$18-19 billion
Adjusted Net Debt [2,3]	~$18 billion
[1] Compared to March quarter 2019 [2] Non-GAAP measure [3] Includes estimated PSP funds of ~$3.0 billion

Revenue Environment

Delta’s adjusted operating revenue of $3.5 billion for the December quarter was down 69 percent versus the prior year period, a 10-point improvement from September quarter 2020. Passenger revenues declined 74 percent on 62 percent lower sellable capacity. Non-ticket revenues outperformed passenger revenues, with cargo revenues up 10 percent versus the prior year period and total loyalty revenues down 54 percent.

For the full year, adjusted operating revenue declined to $15.9 billion, down 66 percent versus 2019, as the global pandemic severely affected air travel. Passenger revenues declined 70 percent on 61 percent lower sellable capacity. Total loyalty revenues were down 51 percent and American Express remuneration declined 30 percent compared to prior year to $2.9 billion.

“We see three distinct phases in 2021. The early part of the year will be characterized by choppy demand recovery and a booking curve that remains compressed, followed by an inflection point, and finally a sustained demand recovery as customer confidence gains momentum, vaccinations become widespread and offices re-open,” said Glen Hauenstein, Delta’s president.  “For each phase, Delta has the levers to pull to successfully react to the emerging demand environment, including tightly matching our sellable capacity to expected demand.”

Cost Performance

Total adjusted operating expense for the December quarter decreased $4.6 billion or 47 percent versus the prior year period excluding items related to the company’s response to COVID-19 and the $1.4 billion CARES Act benefit, resulting in Delta’s consolidated CASM, adjusted being 4.5 percent lower than the prior year period. This performance was driven by a $1.3 billion, or 64 percent reduction in fuel expense versus the prior year period, a 51 percent reduction in maintenance expense and lower volume- and revenue-related expenses. Salaries and related costs were down 34 percent compared to the prior year period as a result of approximately 20 percent of our workforce, or nearly 18,000 employees, electing to voluntarily depart the company, in addition to the impact of voluntary unpaid leaves, work hour reductions and other cost-saving initiatives.

2

Non-operating expense for the December quarter was up $248 million versus the prior year period, driven primarily by higher interest expense from increased debt the company has incurred during the COVID-19 pandemic.

“We reduced our average daily cash burn to $12 million in the December quarter, a reduction of nearly 90 percent since the early days of the pandemic in March, as we progress to achieving cash breakeven in the spring,” said Gary Chase, Delta’s interim co-chief financial officer. “Remaining agile and disciplined with our cost structure will be key to our success, and when combined with an improving demand environment, will allow us to return to the free cash flow generation needed for debt reduction.”

Balance Sheet, Cash and Liquidity

Delta ended the December quarter with $16.7 billion in liquidity. Cash used in operations during the quarter was $1.3 billion. Daily cash burn averaged $12 million for the quarter, down from $24 million per day in the September quarter.

The company anticipates receiving approximately $3 billion from the U.S. Treasury under the PSP extension in the March quarter. With these funds and an estimated $10 to $15 million in average daily cash burn for the March quarter, the company expects to end the March quarter with approximately $18 to $19 billion in liquidity.

At the end of the December quarter, the company had total debt and finance lease obligations of $29.2 billion with adjusted net debt of $18.8 billion, $8.3 billion higher year over year. The company’s total debt had a weighted average interest rate of 4.6 percent at year-end. During the quarter, the company repaid $2.6 billion under its revolving credit facilities drawn down in March 2020, $3 billion associated with the 364-day term loan entered into in March 2020 and a $450 million unsecured debt maturity. The company currently has $9 to $10 billion in unencumbered assets, primarily consisting of aircraft, engines and spare parts.

At the end of the December quarter, the company’s Air Traffic Liability stood at $4.5 billion, including a current liability of $4.0 billion and a non-current liability of $0.5 billion. Travel credits represent approximately 65 percent of the Air Traffic Liability at the end of the December quarter. The company refunded more than $3 billion to customers in 2020 and extended the use of certain travel credits through December 2022 to provide additional flexibility to customers.

Highlights from 2020

In 2020, Delta undertook a number of initiatives related to our culture and people, our customers’ experience and loyalty and other actions to protect and restore the business and serve our communities.

Culture and People: Delta’s number one priority during the pandemic has been taking care of our people. The following measures were taken to preserve our culture, create a more inclusive environment and protect the health and safety of our people

•	Avoiding involuntary furloughs of U.S. employees by providing generous voluntary separation and early retirement programs, voluntary unpaid leaves, job sharing and other initiatives
•	Slowing the COVID-19 spread with an extensive employee testing program, while helping ease the strain on the health system by offering free flu shots for all U.S. employees
•	Protecting employees with pay protection programs for those diagnosed, exposed or at high risk from COVID-19
•	Addressing systemic racial inequity with a commitment to double our spend with Black-owned businesses and double the percentage of Black Officers and Directors by 2025; a commitment to increase Black representation on our Board of Directors; enhanced employee inclusion training; and joining forces with organizations and coalitions that advance equity and justice, including OneTen, Operation HOPE and others
•	Recognized by Glassdoor as one of the Best Places to Work for the fifth year, ranking No. 7 on the 2021 list of 100 large companies, the highest rank Delta has ever received

3

Customer Experience and Loyalty: Delta’s innovative, customer-centric approach focused on customer health and safety and improving the travel experience during the challenges of the pandemic

•	Blocking middle seats through at least March 30, 2021 – the only major U.S. airline to make such a commitment
•	Launched the industry’s first COVID-tested flights from Atlanta to Rome and Atlanta to Amsterdam with no quarantine on arrival
•	Created a Global Cleanliness organization and implemented the Delta CareStandard, our ongoing, organization-wide commitment to cleanliness and safety that includes mask requirements, regular sanitization of surfaces, onboard use of industrial-grade HEPA filters and more than 100 other measures to ensure a safe travel experience
•	Eliminated change fees for U.S. customers and discontinued redeposit/reissuance fees for SkyMiles members; extended Medallion member benefits through January 2022
•	Unveiled Phase I of the new Salt Lake City airport, with accelerated investment in Los Angeles and New York-LaGuardia airports to provide customers state of the art facilities across our domestic network

Actions Taken to Protect and Restore the Business: Delta took quick and decisive action to mitigate liquidity risk at the onset of the global pandemic. Financing transactions and efficiency initiatives have created a long-term competitive cost structure that will aid in the recovery of the airline

•	Completed more than $25 billion in financing transactions in 2020, including Delta’s $9 billion SkyMiles financing, the largest debt financing in aviation history
•	Received $5.6 billion in PSP proceeds through the CARES Act legislation passed in March 2020, with $4.0 billion in grant funds, $1.6 billion in low-interest rate loans and issuance of warrants for over 6.7 million shares – Delta’s shareholder dilution of 1 percent in 2020 was primarily attributable to warrants issued under the CARES Act
•	Restructured our aircraft orderbook, reducing aircraft purchase commitments by $2 billion in 2020 and $5 billion through 2022
•	Accelerated its fleet simplification strategy with 227 aircraft retirements in 2020, reducing the number of fleet families from 13 to 11. Delta anticipates the cumulative retirement of nearly 400 aircraft through 2025, further simplifying fleet families down to nine
•	Reduced total adjusted operating expense by 40 percent during the full year 2020, with a nearly 50 percent or greater reduction in each of the June, September and December quarters

Serving our Communities: Continued to exhibit the Delta values of serving our communities and giving back to those in need

•	Supported healthcare workers by manufacturing 70,000 face shields to extend the life of essential N95 mask respirators, donating 800,000 pounds of snacks and drinks to hospitals in 20 different countries, and provided more than 350 free flights for medical professionals traveling to assist states that were heavily impacted by the pandemic
•	Donated more than one million pounds of food across the globe and millions of amenity kits, blankets and dishware to social service agencies
•	Maintained our commitment to serving our communities by partnering with KABOOM! to build five playgrounds, building 750 bikes and contributing 1,300 toys and $735,000 in donations to Toys for Tots
•	Donated more than 10,000 pints of blood to the American Red Cross, serving as the No. 1 American Red Cross corporate blood donor for the third straight year
•	Supported and encouraged Delta people who volunteered their time and talents to numerous charities and organizations

CARES Act Accounting and Other COVID-19 Related Charges

In the December quarter, the remaining $1.4 billion of the CARES Act PSP grant was recognized as a contra-expense, which is reflected as “CARES Act grant recognition” on the Consolidated Statements of Operations.

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During the December quarter, the company recorded $421 million in restructuring charges primarily related to employees benefits and other matters within operating expense.

December Quarter and Full Year 2020 Results

December quarter and full year results have been adjusted primarily for the CARES Act grant recognition, restructuring charges, and impairment charges described in this release.

	GAAP		Adjusted		GAAP		Adjusted
($ in millions except per share and unit costs)	4Q20	4Q19	4Q20	4Q19	FY20	FY19	FY20	FY19
Pre-tax (loss)/income	(1,108)	1,397	(2,121)	1,417	(15,587)	6,198	(8,996)	6,214
Net (loss)/income	(755)	1,099	(1,604)	1,098	(12,385)	4,767	(6,839)	4,776
Diluted (loss)/earnings per share	(1.19)	1.71	(2.53)	1.70	(19.49)	7.30	(10.76)	7.32
Operating revenue	3,973	11,439	3,532	11,384	17,095	47,007	15,945	46,718
Operating expense	4,831	10,040	5,314	9,961	29,564	40,389	24,130	40,082
Total cost per available seat mile (CASM)	13.21	15.34	14.53	15.21	22.01	14.67	17.96	14.56
CASM-Ex			12.57	11.59			15.61	10.88
Fuel expense	723	2,012	717	1,983	3,176	8,519	3,166	8,477
Total debt and finance lease obligations	29,157	11,160	18,823	10,489	29,157	11,160	18,823	10,489
Total revenue per available seat mile (TRASM)	10.86	17.47	9.66	17.39	12.73	17.07	11.87	16.97
Average fuel price per gallon	1.45	2.01	1.44	1.99	1.64	2.02	1.64	2.01

About Delta Air Lines

Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in safety, innovation, reliability and customer experience. Powered by our employees around the world, Delta has for a decade led the airline industry in operational excellence while maintaining our reputation for award-winning customer service.

Today, and always, nothing is more important than the health and safety of our customers and employees. Since the onset of the COVID-19 pandemic, Delta has moved quickly to transform the industry standard of clean while offering customers more space across the travel journey. These and numerous other layers of protection ensure a safe and comfortable travel experience for our customers and employees.

With our mission of connecting the people and cultures of the globe, Delta strives to foster understanding across a diverse world and serve as a force for social good.

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Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. Risks and uncertainties that could cause differences between actual results and forward-looking statements include, but are not limited to, the material adverse effect that the COVID-19 pandemic is having on our business; uncertainties with respect to timing of vaccine distribution and widespread vaccination; the impact of incurring significant debt in response to the pandemic; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the performance of our significant investments in and commercial relationships with, airlines in other parts of the world; failure to comply with the financial and other covenants in our financing agreements; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third parties; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees and our culture; damage to our reputation and brand if we are exposed to significant adverse publicity; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the impact of environmental regulation on our business; and the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of January 14, 2021, and which we have no current intention to update except to the extent required by law.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Operating Revenue:
Passenger	$2,698	$10,245	$(7,547)	(74)%	$12,883	$42,277	$(29,394)	(70)%
Cargo	204	187	17	10%	608	753	(145)	(19)%
Other	1,071	1,007	64	6%	3,604	3,977	(373)	(9)%
Total operating revenue	3,973	11,439	(7,466)	(65)%	17,095	47,007	(29,912)	(64)%

Operating Expense:
Salaries and related costs	1,940	2,949	(1,009)	(34)%	8,754	11,225	(2,471)	(22)%
Aircraft fuel and related taxes	723	2,012	(1,289)	(64)%	3,176	8,519	(5,343)	(63)%
Regional carriers expense, excluding fuel	591	885	(294)	(33)%	2,479	3,584	(1,105)	(31)%
Depreciation and amortization	499	622	(123)	(20)%	2,312	2,581	(269)	(10)%
Ancillary businesses and refinery	604	299	305	NM	1,785	1,245	540	43%
Contracted services	381	668	(287)	(43)%	1,778	2,641	(863)	(33)%
Landing fees and other rents	323	440	(117)	(27)%	1,518	1,762	(244)	(14)%
Aircraft maintenance materials and outside repairs	204	417	(213)	(51)%	822	1,751	(929)	(53)%
Passenger commissions and other selling expenses	84	488	(404)	(83)%	582	1,993	(1,411)	(71)%
Passenger service	90	313	(223)	(71)%	523	1,251	(728)	(58)%
Aircraft rent	104	105	(1)	(1)%	399	423	(24)	(6)%
Restructuring charges	421	—	421	NM	8,219	—	8,219	NM
CARES Act grant recognition	(1,351)	—	(1,351)	NM	(3,946)	—	(3,946)	NM
Profit sharing	—	387	(387)	(100)%	—	1,643	(1,643)	(100)%
Other	218	455	(237)	(52)%	1,163	1,771	(608)	(34)%
Total operating expense	4,831	10,040	(5,209)	(52)%	29,564	40,389	(10,825)	(27)%

Operating (Loss)/Income	(858)	1,399	(2,257)	NM	(12,469)	6,618	(19,087)	NM

Non-Operating Expense:
Interest expense, net	(365)	(72)	(293)	NM	(929)	(301)	(628)	NM
Impairments and equity method (losses)/gains	—	18	(18)	(100)%	(2,432)	(62)	(2,370)	NM
Gain/(loss) on investments, net	94	136	(42)	(31)%	(105)	119	(224)	NM
Miscellaneous, net	21	(84)	105	NM	348	(176)	524	NM
Total non-operating expense, net	(250)	(2)	(248)	NM	(3,118)	(420)	(2,698)	NM

(Loss)/Income Before Income Taxes	(1,108)	1,397	(2,505)	NM	(15,587)	6,198	(21,785)	NM

Income Tax Benefit/(Provision)	353	(298)	651	NM	3,202	(1,431)	4,633	NM

Net (Loss)/Income	$(755)	$1,099	$(1,854)	NM	$(12,385)	$4,767	$(17,152)	NM

Basic (Loss)/Earnings Per Share	$(1.19)	$1.71			$(19.49)	$7.32
Diluted (Loss)/Earnings Per Share	$(1.19)	$1.71			$(19.49)	$7.30

Basic Weighted Average Shares Outstanding	635	642			636	651
Diluted Weighted Average Shares Outstanding	635	644			636	653

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Ticket- Main cabin	$1,447	$5,238	$(3,791)	(72)%	$6,676	$21,919	$(15,243)	(70)%
Ticket- Business cabin and premium products	810	3,684	(2,874)	(78)%	4,294	14,989	(10,695)	(71)%
Loyalty travel awards	204	726	(522)	(72)%	935	2,900	(1,965)	(68)%
Travel-related services	237	597	(360)	(60)%	978	2,469	(1,491)	(60)%
Total passenger revenue	$2,698	$10,245	$(7,547)	(74)%	$12,883	$42,277	$(29,394)	(70)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Ancillary businesses and refinery	$614	$307	$307	100%	$1,798	$1,297	$501	39%
Loyalty program	372	519	(147)	(28)%	1,458	1,962	(504)	(26)%
Miscellaneous	85	181	(96)	(53)%	348	718	(370)	(52)%
Total other revenue	$1,071	$1,007	$64	6%	$3,604	$3,977	$(373)	(9)%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		4Q20 versus 4Q19
Revenue	4Q20 ($M)	Change YoY	Unit Revenue	Yield	Capacity
Domestic	$2,229	(71)%	(55)%	(11)%	(36)%
Atlantic	157	(88)%	(62)%	9%	(69)%
Latin America	234	(67)%	(52)%	(9)%	(31)%
Pacific	78	(87)%	(55)%	97%	(70)%
Total Passenger	$2,698	(74)%	(53)%	(3)%	(44)%
Cargo Revenue	204	10%
Other Revenue	1,071	6%
Total Revenue	$3,973	(65)%	(38)%
Third Party Refinery Sales	(441)
Total Revenue, adjusted	$3,532	(69)%	(44)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2020	2019	Change		2020	2019	Change
Revenue passenger miles (millions)	15,183	56,028	(73)%		73,412	237,680	(69)%
Available seat miles (millions)	36,569	65,468	(44)%		134,339	275,379	(51)%
Passenger mile yield (cents)	17.77	18.29	(3)%		17.55	17.79	(1)%
Passenger revenue per available seat mile (cents)	7.38	15.65	(53)%		9.59	15.35	(38)%
Total revenue per available seat mile (cents)	10.86	17.47	(38)%		12.73	17.07	(25)%
TRASM, adjusted - see Note B (cents)	9.66	17.39	(44)%		11.87	16.97	(30)%
Total cost per available seat mile (cents)	13.21	15.34	(14)%		22.01	14.67	50%
Consolidated CASM, adjusted - see Note B (cents)	14.53	15.21	(4)%		17.96	14.56	23%
CASM-Ex - see Note B (cents)	12.57	11.59	8%		15.61	10.88	43%
Passenger load factor	42%	86%	(44)	pts	55%	86%	(32)	pts
Fuel gallons consumed (millions)	498	999	(50)%		1,935	4,214	(54)%
Average price per fuel gallon	$1.45	$2.01	(28)%		$1.64	$2.02	(19)%
Average price per fuel gallon, adjusted - see Note B	$1.44	$1.99	(28)%		$1.64	$2.01	(18)%

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	December 31,
(in millions)	2020	2019
Cash Flows From Operating Activities:
Net (loss) income	$(755)	$1,099
Depreciation and amortization	499	622
Deferred income taxes	(350)	324
Pension, postretirement and postemployment payments greater than expense	(87)	(447)
Change in other payables, deferred revenue and accrued liabilities	692	(104)
Changes in air traffic liability	(75)	(647)
Deferred CARES Act grant recognition	(1,351)	–
Other, net	141	122
Net cash (used in)/provided by operating activities	(1,286)	969

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance refunds/(payments)	(302)	(570)
Ground property and equipment, including technology	(246)	(502)
Sale of equity investments	–	278
Purchase of short-term investments	(4,700)	–
Redemption of short-term investments	3,955	–
Proceeds from loans to others	142	–
Other, net	103	15
Net cash used in investing activities	(1,048)	(779)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(6,241)	(516)
Repurchase of common stock	–	(225)
Cash dividends	–	(259)
Proceeds from long-term obligations	310	1,557
Fuel card obligation	–	297
Other, net	(26)	(12)
Net cash (used in)/provided by financing activities	(5,957)	842

Net Increase/(Decrease) in Cash, Cash Equivalents and Restricted Cash Equivalents	(8,291)	1,032
Cash, cash equivalents and restricted cash equivalents at beginning of period	18,346	2,698
Cash, cash equivalents and restricted cash equivalents at end of period	$10,055	$3,730

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$8,307	$2,882
Restricted cash included in prepaid expenses and other	192	212
Other assets:
Cash restricted for airport construction	1,556	636
Total cash, cash equivalents and restricted cash equivalents	$10,055	$3,730

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$8,307	$2,882
Short-term investments	5,789	–
Accounts receivable, net	1,396	2,854
Fuel inventory	377	730
Expendable parts and supplies inventories, net	355	521
Prepaid expenses and other	1,180	1,262
Total current assets	17,404	8,249

Property and Equipment, Net:
Property and equipment, net	26,529	31,310

Other Assets:
Operating lease right-of-use assets	5,733	5,627
Goodwill	9,753	9,781
Identifiable intangibles, net	6,011	5,163
Cash restricted for airport construction	1,556	636
Equity investments	1,665	2,568
Deferred income taxes, net	2,043	120
Other noncurrent assets	1,357	1,078
Total other assets	28,118	24,973
Total assets	$72,051	$64,532
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$1,732	$2,287
Current maturities of operating leases	678	801
Air traffic liability	4,044	5,116
Accounts payable	2,840	3,266
Accrued salaries and related benefits	2,086	3,701
Loyalty program deferred revenue	1,777	3,219
Fuel card obligation	1,100	736
Other accrued liabilities	1,670	1,078
Total current liabilities	15,927	20,204

Noncurrent Liabilities:
Debt and finance leases	27,425	8,873
Noncurrent air traffic liability	500	–
Pension, postretirement and related benefits	10,865	8,452
Loyalty program deferred revenue	5,405	3,509
Noncurrent operating leases	5,713	5,294
Deferred income taxes, net	–	1,456
Other noncurrent liabilities	4,863	1,386
Total noncurrent liabilities	54,771	28,970

Commitments and Contingencies

Stockholders' Equity:	1,353	15,358
Total liabilities and stockholders' equity	$72,051	$64,532

11

Note A: Scheduled capacity, also referred to as available seat miles or ASMs and which we have historically presented as a capacity measure, equals the total number of seats available for transporting passengers during a reporting period multiplied by the total number of miles flown during that period. Sellable capacity refers to available seat miles after giving effect to load factor caps and blocked seats. Cost and revenue unit metrics in this release, including all measures presented in the statistical summary and in Note B, are calculated on the basis of scheduled capacity.

Note B: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

12

Pre-Tax (Loss)/Income, Net (Loss)/Income, and Diluted (Loss)/Earnings per Share, adjusted. In the December 2020 quarter and full year 2020, pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted exclude the following items directly related to the impact of COVID-19 and our response for comparability with the prior period:

Restructuring charges. We recognized restructuring charges following strategic business decisions in response to the COVID-19 pandemic. For the full year 2020, these charges primarily include impairments and related charges from retirement decisions related to approximately 400 aircraft and the voluntary early retirement and separation programs.

CARES Act grant recognition. We recognized the full grant proceeds from the CARES Act payroll support program as a contra-expense in 2020. We recognized the grant proceeds based on the periods that the funds were intended to benefit.

Impairments and equity method losses. During 2020, we recognized charges and the related income tax impacts from write-downs of our investments in LATAM and Grupo Aeroméxico following their financial losses and separate Chapter 11 bankruptcy filings, and the write-down of our investment in Virgin Atlantic based on our share of its historical and projected losses.

Pension settlement charges. These charges were recognized in connection with the voluntary early retirement and separation programs.

We also regularly adjust pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share for the following items to determine pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net (loss)/income, adjusted.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We previously recorded our proportionate share of losses from our equity investments in Virgin Atlantic, Grupo Aeroméxico and LATAM in non-operating expense. (As a result of Grupo Aeroméxico's and LATAM’s bankruptcy filings, we no longer have significant influence with Grupo Aeroméxico or LATAM and have discontinued accounting for these investments under the equity method in the June 2020 quarter.) We adjust for our equity method investees' hedge portfolio MTM adjustments to allow investors to understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

13

	Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2020
	Pre-Tax	Income	Net	Net Loss
(in millions, except per share data)	Loss	Tax	Loss	Per Diluted Share
GAAP	$(1,108)	$353	$(755)	$(1.19)
Less: Restructuring charges	421	(99)	322
Less: CARES Act grant recognition	(1,351)	314	(1,037)
Less: Impairments and equity method losses	–	(47)	(47)
Less: Pension settlement charges	5	(1)	4
Adjusted for:
MTM adjustments and settlements on hedges	6	(2)	4
Equity investment MTM adjustments	–	–	–
MTM adjustments on investments	(94)	(1)	(95)
Non-GAAP	$(2,121)	$516	$(1,604)	$(2.53)

	Three Months Ended			Three Months Ended
	December 31, 2019			December 31, 2019
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,397	$(298)	$1,099	$1.71
Adjusted for:
MTM adjustments and settlements on hedges	22	(5)	17
Equity investment MTM adjustments	(1)	–	(1)
MTM adjustments on investments	(3)	(16)	(19)
Delta Private Jets adjustment	2	–	2
Non-GAAP	$1,417	$(319)	$1,098	$1.70

	Year Ended			Year Ended
	December 31, 2020			December 31, 2020
	Pre-Tax	Income	Net	Net Loss
(in millions, except per share data)	Loss	Tax	Loss	Per Diluted Share
GAAP	$(15,587)	$3,202	$(12,385)	$(19.49)
Less: Restructuring charges	8,219	(1,910)	6,309
Less: CARES Act grant recognition	(3,946)	917	(3,029)
Less: Impairments and equity method losses	2,172	(70)	2,102
Less: Pension settlement charges	36	(8)	28
Adjusted for:
MTM adjustments and settlements on hedges	10	(2)	8
Equity investment MTM adjustments	(19)	4	(15)
MTM adjustments on investments	119	24	143
Non-GAAP	$(8,996)	$2,156	$(6,839)	$(10.76)

	Year Ended			Year Ended
	December 31, 2019			December 31, 2019
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$6,198	$(1,431)	$4,767	$7.30
Adjusted for:
MTM adjustments and settlements on hedges	14	(3)	11
Equity investment MTM adjustments	(14)	3	(11)
MTM adjustments on investments	13	(7)	6
Delta Private Jets adjustment	3	–	3
Non-GAAP	$6,214	$(1,438)	$4,776	$7.32

14

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for third party refinery sales for the reasons described below. We make an adjustment related to Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted.

Third-party refinery sales. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because these revenues are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provides a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended
(in millions)	December 31, 2020	December 31, 2019	Change
Operating revenue	$3,973	$11,439
Adjusted for:
Third-party refinery sales	(441)	(2)
Delta Private Jets adjustment	–	(53)
Operating revenue, adjusted	$3,532	$11,384	(69)%

	Year Ended
(in millions)	December 31, 2020	December 31, 2019	Change
Operating revenue	$17,095	$47,007
Adjusted for:
Third-party refinery sales	(1,150)	(97)
Delta Private Jets adjustment	–	(192)
Operating revenue, adjusted	$15,945	$46,718	(66)%

	Three Months Ended
	December 31, 2020	December 31, 2019	Change
TRASM (cents)	10.86	17.47
Adjusted for:
Third-party refinery sales	(1.21)	–
Delta Private Jets adjustment	–	(0.08)
TRASM, adjusted	9.66	17.39	(44)%

	Year Ended
	December 31, 2020	December 31, 2019	Change
TRASM (cents)	12.73	17.07
Adjusted for:
Third-party refinery sales	(0.86)	(0.04)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	11.87	16.97	(30)%

15

Operating Expense, adjusted and Consolidated CASM, adjusted. In the December 2020 quarter and full year 2020, operating expense, adjusted and consolidated CASM, adjusted exclude the following items directly related to the impact of COVID-19 and our response: restructuring charges and CARES Act grant recognition, as discussed above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted. We also adjust operating expense and CASM for MTM adjustments and settlements on hedges, third-party refinery sales and the Delta Private Jets adjustment for the same reasons described above under the headings pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted, and operating revenue, adjusted and TRASM, adjusted to determine operating expense, adjusted and consolidated CASM, adjusted.

	Operating Expense		Consolidated CASM
	Three Months Ended		Three Months Ended
(operating expense in millions, CASM in cents)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP	$4,831	$10,040	13.21	15.34
Less: Restructuring charges	(421)	–	(1.15)	–
Less: CARES Act grant recognition	1,351	–	3.69	–
Adjusted for:
MTM adjustments and settlements on hedges	(6)	(22)	(0.02)	(0.03)
Third-party refinery sales	(441)	(2)	(1.21)	(0.01)
Delta Private Jets adjustment	–	(55)	–	(0.08)
Non-GAAP	$5,314	$9,961	14.53	15.21

	Operating Expense		Consolidated CASM
	Year Ended		Year Ended
(operating expense in millions, CASM in cents)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP	$29,564	$40,389	22.01	14.67
Less: Restructuring charges	(8,219)	–	(6.12)	–
Less: CARES Act grant recognition	3,946	–	2.94	–
Adjusted for:
MTM adjustments and settlements on hedges	(10)	(14)	(0.01)	(0.01)
Third-party refinery sales	(1,150)	(97)	(0.86)	(0.04)
Delta Private Jets adjustment	–	(196)	–	(0.07)
Non-GAAP	$24,130	$40,082	17.96	14.56

	Operating Expense		Consolidated CASM
	Three Months Ended		Three Months Ended
(operating expense in millions, CASM in cents)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
GAAP	$9,448	$10,489	33.40	13.85
Less: Restructuring charges	(5,345)	–	(18.89)	–
Less: CARES Act grant recognition	1,315	–	4.65	–
Adjusted for:
MTM adjustments and settlements on hedges	3	25	0.01	0.03
Third-party refinery sales	(417)	(6)	(1.47)	(0.01)
Delta Private Jets adjustment	–	(49)	–	(0.06)
Non-GAAP	$5,004	$10,460	17.69	13.81

	Operating Expense		Consolidated CASM
	Three Months Ended		Three Months Ended
(operating expense in millions, CASM in cents)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
GAAP	$6,283	$10,408	59.30	14.51
Less: Restructuring charges	(2,454)	–	(23.15)	–
Less: CARES Act grant recognition	1,280	–	12.08	–
Adjusted for:
MTM adjustments and settlements on hedges	(14)	(10)	(0.14)	(0.01)
Third-party refinery sales	(292)	(40)	(2.76)	(0.06)
Delta Private Jets adjustment	–	(50)	–	(0.07)
Non-GAAP	$4,803	$10,308	45.33	14.37

	Operating Expense	Consolidated CASM
	Three Months Ended	Three Months Ended
(operating expense in millions, CASM in cents)	March 31, 2019	March 31, 2019
GAAP	$9,452	15.14
Adjusted for:
MTM adjustments and settlements on hedges	(8)	(0.01)
Third-party refinery sales	(49)	(0.08)
Delta Private Jets adjustment	(42)	(0.07)
Non-GAAP	$9,354	14.99

16

Cash Burn. We present cash burn because management believes this metric is helpful to investors to evaluate the company's ability to maintain liquidity and return to cash generation. The company defines cash burn as net cash from operating activities and net cash used in investing activities, adjusted for (i) net purchases of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects, (iv) aircraft financing arrangements, (v) CARES Act grant proceeds, and (vi) other charges that are not representative of our core operations, such as charges associated with our voluntary separation and early retirement programs. Adjustments include:

Net purchases of short-term investments. Net purchases of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Aircraft financing arrangements. Cash flows from payments reported within investing activities related to the purchase of aircraft that are fully financed in the period are removed from free cash flow in calculating daily cash burn to better illustrate the cash generated from our core operations.

CARES Act grant proceeds. Cash flows related to the CARES act payroll support program grant proceeds, reported within operating activities in GAAP results. We adjust free cash flow for this item in calculating daily cash burn to better illustrate the cash from our core operations.

Voluntary programs. Cash flows from the voluntary separation and early retirement programs offered to employees during the September quarter, reported within operating activities in GAAP results. We adjust free cash flow for this item in calculating daily cash burn to better illustrate the cash from our core operations.

	Three Months Ended	Three Months Ended
(in millions)	December 31, 2020	September 30, 2020
Net cash used in operating activities	$(1,286)	$(2,575)
Net cash used in investing activities	(1,048)	(1,144)
Adjustments:
Net purchases of short-term investments	745	745
Strategic investments and related	(142)	235
Net cash flows related to certain airport construction projects and other	116	208
Total free cash flow	$(1,615)	$(2,531)
Aircraft financing arrangements	310	37
CARES Act grant proceeds	–	(491)
Voluntary programs	206	813
Adjusted free cash flow	$(1,099)	$(2,173)
Days in period	92	92
Average daily cash burn	$(12)	$(24)

17

Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). In the December 2020 quarter and full year 2020, CASM-Ex exclude the following items directly related to the impact of COVID-19 and our response: restructuring charges and CARES Act grant recognition, as discussed above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted. We adjust for refinery sales to third parties for the same reason described above under the heading operating revenue, adjusted and TRASM, adjusted. We adjust for Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted. We also adjust CASM for the following items to determine CASM-Ex for the reasons described below.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	December 31, 2020	December 31, 2019	Change
CASM (cents)	13.21	15.34
Less: Restructuring charges	(1.15)	–
Less: CARES Act grant recognition	3.69	–
Adjusted for:
Aircraft fuel and related taxes	(1.98)	(3.08)
Third-party refinery sales	(1.21)	–
Profit sharing	–	(0.59)
Delta Private Jets adjustment	–	(0.07)
CASM-Ex	12.57	11.59	8%

	Year Ended
	December 31, 2020	December 31, 2019	Change
CASM (cents)	22.01	14.67
Less: Restructuring charges	(6.12)	–
Less: CARES Act grant recognition	2.94	–
Adjusted for:
Aircraft fuel and related taxes	(2.36)	(3.10)
Third-party refinery sales	(0.86)	(0.04)
Profit sharing	–	(0.60)
Delta Private Jets adjustment	–	(0.06)
CASM-Ex	15.61	10.88	43%

18

Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of hedging and the refinery on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements on hedges and Delta Private Jets for the same reasons described under the heading pre-tax (loss)/income, net (loss)/ income, and diluted (loss)/earnings per share, adjusted.

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	December 31,		December 31,
(in millions, except per gallon data)	2020	2019	2020	2019
Fuel purchase cost	$615	$2,013	$1.23	$2.02
Fuel hedge impact	6	23	0.01	0.02
Refinery segment impact	102	(24)	0.21	(0.03)
Total fuel expense	$723	$2,012	$1.45	$2.01
MTM adjustments and settlements on hedges	(6)	(23)	(0.01)	(0.02)
Delta Private Jets adjustment	–	(6)	–	(0.01)
Total fuel expense, adjusted	$717	$1,983	$1.44	$1.99

			Average Price Per Gallon
	Year Ended		Year Ended
	December 31,		December 31,
(in millions, except per gallon data)	2020	2019	2020	2019
Fuel purchase cost	$2,938	$8,581	$1.52	$2.04
Fuel hedge impact	22	14	0.01	–
Refinery segment impact	216	(76)	0.11	(0.02)
Total fuel expense	$3,176	$8,519	$1.64	$2.02
MTM adjustments and settlements on hedges	(10)	(14)	(0.01)	–
Delta Private Jets adjustment	–	(28)	–	(0.01)
Total fuel expense, adjusted	$3,166	$8,477	$1.64	$2.01
Percent change year-over-year	(63)%

19

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	December 31, 2020
Debt and finance lease obligations	$29,157
Plus: sale-leaseback financing liabilities	2,283
Plus: unamortized discount/(premium) and debt issue cost, net and other	240
Adjusted debt and finance lease obligations	$31,680
Plus: 7x last twelve months' aircraft rent	2,794
Adjusted total debt	$34,475
Less: cash, cash equivalents and short-term investments	(14,096)
Less: LGA restricted cash	(1,556)
Adjusted net debt	$18,823

(in millions)	December 31, 2019
Debt and finance lease obligations	$11,160
Plus: sale-leaseback financing liabilities	–
Plus: unamortized discount/(premium) and debt issue cost, net and other	(115)
Adjusted debt and finance lease obligations	$11,044
Plus: 7x last twelve months' aircraft rent	2,963
Adjusted total debt	$14,007
Less: cash, cash equivalents and short-term investments	(2,882)
Less: LGA restricted cash	(636)
Adjusted net debt	$10,489

20